Exhibit 3.1

AMENDMENT NO. 1 TO

SIXTH AMENDED AND RESTATED BYLAWS

OF

RETAIL PROPERTIES OF AMERICA, INC.

Subsection (a) of Article II, Section 8 of the Sixth Amended and Restated Bylaws of RETAIL PROPERTIES OF AMERICA, INC. is hereby deleted in its entirety and replaced with the following:

(a) A nominee for Director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that Directors shall be elected by a plurality of the votes cast at any meeting of Stockholders at which there is a contested election of Directors. An election at a meeting of Stockholders shall be considered contested if, as of the later of (i) the record date for such meeting or (ii) the last day on which a Stockholder could timely provide notice to the Secretary of its intent to nominate a person for election to the Board at such meeting pursuant to these Bylaws, the Secretary of the Company has received proper notice that has not been withdrawn that a Stockholder proposes to nominate a person for election to the Board at such meeting in compliance with the Articles of Incorporation of the Company, as amended and restated (the “Articles”), and these Bylaws, as applicable, and applicable law. If Directors are to be elected by a plurality of the votes cast, the nominees who receive the highest number of votes cast for, without regard to votes cast against, shall be elected as Directors up to the total number of Directors to be elected at that meeting. Each share may be voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute, the Articles or these Bylaws. Unless otherwise provided in the Articles or these Bylaws or expressly required by the Maryland General Corporate Law (the “MGCL”), each share of stock of the Company outstanding shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Adopted and effective as of February 11, 2014.